Exhibit 10.2
[Form of 2026 Performance-Based RSU Agreement]

CELANESE CORPORATION
AMENDED AND RESTATED 2018 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED [Grant Date]

Pursuant to the terms and conditions of the Celanese Corporation Amended and Restated 2018 Global Incentive Plan, you have been awarded Performance-Based Restricted Stock Units, subject to the restrictions described in this Agreement. In addition to the information included in this Award Agreement, the Participant's name and the number of Restricted Stock Units awarded can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award).

2026 Performance RSU Award

Target Award: [Number of Shares Granted] Units

This grant is made pursuant to the Performance-Based Restricted Stock Unit Award Agreement dated as of [Grant Date], between Celanese and [Participant Name], covering a performance period from January 1, 2026 through December 31, 2028, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
AMENDED AND RESTATED 2018 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (the "Agreement" is made and entered into as of [Grant Date] (the "Grant Date"), by and between Celanese Corporation, a Delaware corporation ("Celanese" and together with the participating subsidiaries that are employers of the Participants, the "Company"), and [Participant Name] (the "Participant"). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation Amended and Restated 2018 Global Incentive Plan (as amended from time to time, the "2018 Plan").
1.Performance RSU Award: In order to encourage the Participant's contribution to the successful performance of the Company, Celanese hereby grants to the Participant as of the Grant Date, pursuant to the terms of the 2018 Plan and this Agreement, an award (the "Award") of [Number of Shares Granted] performance-based Restricted Stock Units ("Performance RSUs") representing the right to receive, subject to the attainment of the performance goals set forth in Appendix A, the number of Common Shares to be determined in accordance with the formula set forth in Appendix A. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2018 Plan.
2.Performance-Based Adjustment and Vesting:
(a)    Subject to Section 3 and Section 6 of this Agreement, the Performance RSUs are subject to adjustment for performance during the Performance Period in accordance with the performance measures, targets and methodology set forth in Appendix A. The number of Performance RSUs determined after the Performance Period based on such performance is referred to as the "Performance-Adjusted RSUs."
(b)    Subject to Section 3 and Section 6 of this Agreement, the Performance-Adjusted RSUs shall vest on February 15, 2029 (the "Vesting Date"). The period between the Grant Date and the Vesting Date shall be referred to as the "Vesting Period."
3.Effects of Certain Events:
(a)If the Participant's employment with the Company is terminated (x) by the Company without Cause or (y) due to the Participant's Retirement prior to the Vesting Date and, unless the Participant serves in a Designated Role, as such term is defined by, and such roles are determined from time to time by, the Committee, subject to the Participant providing two (2) months' prior written notice of such Participant's Retirement (other than as provided in Section 3(b), 3(c), or 6(a)(i)), then:
(i) in all such cases the Performance RSUs shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the Performance Period; and
(ii) a prorated number of the Performance-Adjusted RSUs will vest on the Vesting Date in an amount equal to (x) the unvested Performance-Adjusted RSUs in the Vesting Period multiplied by (y) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in the Vesting Period, such product to be rounded up to the nearest whole number.
Such prorated Performance-Adjusted RSUs will be settled following the Vesting Date in accordance with the provisions of Section 4, subject to any applicable taxes under Section 7 upon such vesting and settlement. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment. To the extent permitted by applicable country, state or province law, as consideration for the vesting provisions upon Retirement contained in this Section 3(a), upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company.
(b)Notwithstanding any provision herein to the contrary, if the Participant's employment with the Company is terminated by the Company in connection with a Qualifying Disposition, as determined by the Company in its sole discretion, other than for Cause, and regardless of whether the Participant is then eligible for Retirement or is offered employment with the acquiror or successor, then:
(i) a prorated number of the unvested Performance RSUs determined in accordance with the provisions of Section 3(a) had those provisions applied shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the Performance Period, and shall be settled in accordance with the provisions of Section 3(a); and
(ii) unless the Company determines, in its sole discretion, that (A) the Participant has been offered employment with the acquiror or successor and in connection with that employment will receive a substitute award from the acquiror or successor with an equivalent (or greater) economic value and no less favorable vesting conditions as this Award and (B) only the additional accelerated vesting provisions of Section 3(b)(i) shall apply, the remaining number of the unvested Performance RSUs that would have otherwise been forfeited had the provisions of Section 3(a) applied shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the Performance Period, and any such Performance-Adjusted RSUs will vest and be settled in accordance with the provisions of Section 4, subject to any applicable taxes under Section 7 upon such vesting and settlement.
(c)If the Participant's employment with the Company is terminated due to the Participant's death or Disability prior to the Vesting Date, then a prorated number of Performance RSUs will vest in an amount equal to:
(i) the Target number of Performance RSUs granted hereby multiplied by
(ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in the Vesting Period, such product to be rounded up to the nearest whole number.
The prorated number of Performance RSUs shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs described above shall be delivered to the Participant or beneficiary within thirty (30) days following the date of termination, subject to the provisions of Section 7. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment for death or Disability.
(d)Upon the termination of a Participant's employment with the Company for any other reason prior to the Vesting Date, the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment.
A Participant's employment will be considered to have been terminated for Cause, and the Award forfeited and cancelled without consideration, if the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause at any time prior to the Vesting Date, regardless of whether the Participant's termination initially was considered to have been without Cause. In such case, the provisions of Section 3(a), 3(b), 3(c) and 6(a)(i) are inapplicable.
4.Settlement of Performance RSUs: The Committee shall determine the Performance-Adjusted RSUs as soon as administratively practicable following the computation of Celanese's performance for the Performance Period (but not later than 2 ½ months after the end of the Performance Period (i.e., March 15, 2029)). The date of such determination is referred to as the "Performance Certification Date." Subject to Sections 2, 3, 5, 6 and 7 of this Agreement, Celanese shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable after the Performance Certification Date (but not later than 2 ½ months after the end of the Performance Period (i.e., March 15, 2029)), in complete settlement of the Performance-Adjusted RSUs vesting on such Vesting Date, a number of Common Shares equal to the Performance-Adjusted RSUs determined in accordance with this Agreement.
5.Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Performance RSUs have vested and Common Shares have been delivered pursuant to this Agreement.
6.Change in Control; Dissolution:
(a)Notwithstanding any other provision of this Agreement to the contrary, in connection with the occurrence of a Change in Control, with respect to any unvested Performance RSUs granted pursuant to this Agreement that have not previously been forfeited:
(i)If (A) the Award is assumed or continued or if a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant in connection with the occurrence of a Change in Control, and (B) the Participant's employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then Performance RSUs in an amount equal to the higher of (x) the Target number of Performance RSUs granted hereby (or, as applicable, the substitute award) or (y) the number of Performance RSUs payable based on estimated Celanese performance during the Performance Period through the Change in Control as determined by the Committee in accordance with this Agreement, shall immediately vest and a number of Common Shares equal to the number of Performance RSUs so determined shall be delivered to the Participant within 30 days following the date of termination, subject to the provisions of Section 7.
(ii)If the Award is not assumed or continued and a substitute award is not made pursuant to Section 6(a)(i) above, then upon the occurrence of a Change in Control, a number of Performance RSUs equal to the higher of (A) the Target number of Performance RSUs granted hereby or (B) the number of Performance RSUs payable based on estimated Celanese performance during the Performance Period through the Change in Control as determined by the Committee in accordance with this Agreement, shall immediately vest and a number of Common Shares equal to the number of Performance RSUs so determined shall be delivered to the Participant within 30 days following the occurrence of the Change in Control, subject to the provisions of Section 7.
(b)Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of Celanese that is taxed under Section 331 of the Code, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within 30 days following such dissolution.
7.Income and Other Taxes: The Company shall not deliver Common Shares in respect of any vested Performance RSUs unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations for U.S. federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Unless otherwise permitted by the Committee, withholding shall be effectuated by withholding Common Shares in connection with the vesting and/or settlement of Performance-Adjusted RSUs. Withholding shall be effected using a rate or method chosen by the Company consistent with ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) and the U.S. Internal Revenue Service withholding regulations or other applicable tax requirements, not to exceed maximum statutory rates. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the vesting or settlement of Performance-Adjusted RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award. Any vested Performance-Adjusted RSUs shall be reflected in the Company's records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant's satisfaction of his or her withholding tax obligations.
8.Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting or settlement of the Performance RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting or settlement of the Performance-Adjusted RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2018 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
9.Non-Transferability of Award: The Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the

Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant's death.
10.Other Agreements; Release of Claims: Subject to Sections 10(a), 10(b) and 10(c) of this Agreement, this Agreement and the 2018 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior and/or contemporaneous agreements, understandings, representations, discussions, commitments or negotiations concerning the Award, whether written or oral, are superseded. No oral statements or other prior written material not specifically incorporated into this Agreement, other than the 2018 Plan, shall be of any force or effect.
(a)The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(1)    shall have delivered to the Company an executed copy of this Agreement;
(2)    shall be subject to the Company's stock ownership guidelines, to the extent applicable to the Participant;
(3)    shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, including that certain (i) Celanese Corporation Incentive-Based Compensation Recoupment (Clawback) Policy (Financial Restatements) (as applicable) adopted by the Committee on October 18, 2023 and (ii) Celanese Corporation Amended and Restated Incentive Compensation Recoupment Policy (Detrimental Conduct; Violations of Restrictive Covenants) adopted by the Committee on October 18, 2023 (collectively, "Clawback Policies"), without any further act or deed or consent of the Participant; and
(4)    shall have delivered to the Company an executed copy of the current form of Long-Term Incentive Claw-Back Agreement, as determined by the Company in its sole discretion. For purposes hereof, "Long-Term Incentive Claw-Back Agreement" means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) non-solicitation and non-hiring by the Participant of the Company's employees, former employees or consultants; (iii) maintenance of confidentiality of the Company's and/or clients' information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
(b)The Participant acknowledges that if the Participant violates any of the terms or provisions of the Clawback Policies or the Long-Term Incentive Claw-Back Agreement, whether before or after termination of employment, then the Company will, to the fullest extent permitted by applicable law, (i) terminate the Participant's rights in any unvested Performance RSUs under this Award, and (ii) claw back (i.e., recover) all Common Shares previously issued under this Award.
(c)If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant's country ("International Supplement"), which terms are deemed incorporated herein. The issuance of the

Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company, if required.
11.Not a Contract for Employment; No Acquired Rights; Agreement Changes: This Agreement and the Award evidenced hereby are not an employment agreement, and nothing in this Agreement, the International Supplement, if applicable, or the 2018 Plan shall alter the Participant's status as an "at-will" employee of the Company or your employment status at the Company. None of this Agreement, the International Supplement, if applicable, or the 2018 Plan shall be construed as guaranteeing your employment by the Company, or as giving you any right to continue in the employ of the Company, during any period (including without limitation the period between the Date of the Agreement and the Vesting Date, or any portion of such period), nor shall they be construed as giving you any right to be reemployed by the Company following any termination of employment. This Agreement and the Award evidenced hereby, and all other long-term incentive awards and other equity-based awards, are discretionary. This Award does not confer on the Participant any right or entitlement to receive another Award or any other equity-based award at any time in the future or in respect of any future period. The Company has made this Award to you in its sole discretion. This Award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Company's discretion to determine the amount, if any, of your compensation. This Award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2018 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant's rights hereunder.
12.Severability: Should any provision of this Agreement be declared or held to be illegal, invalid or otherwise unenforceable, (a) such provision shall either be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise severed, (b) the remainder of this Agreement shall not be affected except to the extent necessary to reform or sever such illegal, invalid or unenforceable provision, and (c) in no event should such partial invalidity affect the remainder of this Agreement, which shall still be enforced.
13.Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
14.Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15.Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding Celanese and its subsidiaries, the 2018 Plan, and the Award via electronic mail, the Company's or a plan administrator's web site, or other means of electronic delivery.
16.Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company's use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2018 Plan.
17.Miscellaneous:

(a)Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by, construed under and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules.
(b)Notice. The Participant is reminded to read the following carefully and after consulting with counsel of their choice:
The Participant agrees that the following provisions requiring arbitration, prohibiting recovery of attorneys' fees, waiving class actions and mass actions, waiving the right to a jury trial, waiving any right to seek punitive damages, limiting actual damages, and limiting remedies by waiving any right to injunctive or other equitable or legal relief are and were an important part of the Company's decision to adopt the Operative Documents and for Participant to be offered this Agreement. The Participant understands and agrees that absent the foregoing provisions, the Operative Documents would not have been offered or entered into or would have materially changed. The Participant acknowledges the benefits of receiving potential incentive awards. In reliance on the Participant's intent to abide by and enter into the following provisions, the parties have entered into the Operative Documents.
(c)MANDATORY ARBITRATION. All disputes arising out of or related in any manner to the Operative Documents shall be resolved exclusively by arbitration to be conducted only in the county and state of Dallas, Texas in accordance with the rules of the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration ("CPR") applying the laws of Delaware and by a sole arbitrator. Within 45 days of the service of any demand for arbitration, the parties shall attempt to mutually agree on the appointment of an arbitrator and may seek names of potential arbitrators from CPR for their consideration. Failing agreement on selection of an agreed arbitrator, upon written request of either party, CPR shall appoint a single arbitrator in accordance with its rules, with the parties expressing a contractual preference for the selection of a retired judge with at least 10 years of judicial experience. Discovery shall be as provided by the CPR rules. The arbitration award shall be in writing and shall include a reasoned opinion by the Arbitrator. Consistent with the waiver of all claims to punitive or exemplary damages, the Arbitrator shall have no authority to award such damages. The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited, if any. Awards issued by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. All parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Any and all disputes regarding this arbitration provision and its enforceability shall be exclusively submitted to the United States District Court for the District of Delaware, if it has jurisdiction, and failing that, to the Delaware state court in Wilmington, Delaware.
(d)NO RECOVERY OF ATTORNEYS' FEES AND COSTS. Each party agrees that in any litigation or proceeding between the parties arising out of, connected with, related to, or incidental to the relationship between them in connection with the Operative Documents, each party shall bear all of its own attorneys' fees and costs regardless of which party prevails, except when prohibited by applicable law.
(e)CLASS ACTION AND MASS ACTION WAIVER. As part of this provision of arbitration as the contracted method of all dispute resolution under this Agreement, any claim, whether brought in a court of law or in arbitration, must be brought in the Participant's individual capacity, and not as a representative of any purported class or as a "mass action" (involving multiple plaintiffs) ("Class/Mass Action"). The parties expressly waive any ability to maintain any Class/Mass Action in any forum. The arbitrator shall not have authority to combine or aggregate similar claims or conduct any Class/Mass Action nor make an award to any person or entity not a party to the arbitration. Any claim that all or part of this Class/Mass Action waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. The Participant understands that but for this Agreement, he or she would have had a right to litigate through a court, to have a judge or jury decide the case and to be party to a Class/Mass Action. However, in exchange for the potential incentive awards provided herein and the receipt of the benefit of arbitration, the Participant understands and chooses to have only his or her individual claims decided, each in a separate case, by an arbitrator.
(f)WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW AND EXPRESSLY BECAUSE OF THE COMPLEXITY OF THE MATTERS IN THE OPERATIVE DOCUMENTS, EACH PARTY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR RELATING TO THE OPERATIVE DOCUMENTS.
(g)WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. The Participant waives, to the fullest extent allowed by law, any claims or rights to recover punitive, exemplary or similar damages.
(h)LIMIT ON ACTUAL DAMAGES. In no event may the actual damages awarded to the Participant in a dispute arising out of or relating to the Operative Documents exceed the Fair Market Value of the Performance RSU Target Award set forth on the first page of this Agreement as of the vesting date, reduced by the value of any shares or payments previously received under this Agreement (the "Damages Limit"). The Participant knowingly, voluntarily and irrevocably waives and releases any claim to damages in excess of this Damages Limit.
(i)LIMITATION OF REMEDIES. Except when prohibited by applicable law, the procedures and remedies set forth in this Agreement shall constitute the sole remedies available to the Participant. In no event shall the Participant seek equitable relief, injunctive relief, or otherwise bring claims directly or derivatively for ultra vires, corporate waste, breach of fiduciary duty, or any other claim or cause of action, whether legal or equitable, sounding in contract or tort. Nothing in this clause is intended to waive or limit any claim brought pursuant to any federal or state statute related to the protection of civil rights. Should any provision in this Agreement be found by a court of competent jurisdiction, after all appellate rights are exhausted, to be unenforceable or void, the Parties expressly agree to sever such provision and to otherwise proceed to dispute resolution with the remaining provisions in the Mandatory Arbitration provisions.
18.Performance RSUs Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2018 Plan and the 2018 Plan's prospectus. The Performance RSUs and the Common Shares issued upon settlement of such Performance RSUs are subject to the 2018 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2018 Plan, the applicable terms and provisions of the 2018 Plan shall govern and prevail.
19.Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. The Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within 90 days; otherwise the Company may, in its sole discretion, rescind the Award in its entirety.

20.Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
21.Compliance with Section 409A of the Internal Revenue Code: Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. The Company reserves the right to change the terms of this Agreement and the 2018 Plan without the Participant's consent to the extent necessary or desirable to comply with the requirements of Code Section 409A. Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance RSUs provided by this Agreement shall not modify the time or form of issuance of the Performance RSUs set forth in this Agreement. In addition, if the Participant is a "specified employee" within the meaning of Code Section 409A, as determined by the Company, any payment made in connection with the Participant's separation from service shall not be made earlier than six months and one day after the date of such separation from service to the extent required by Code Section 409A. For purposes of Section 409A of the Code, references herein to the Participant's "termination of employment" shall refer to the Participant's "separation from service" with the Company within the meaning of Section 409A of the Code.
22.Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2018 Plan:
(a)"Adjusted EBIT" means net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, refinancing expense and taxes, and further adjusted for certain items attributable to Celanese Corporation as determined by the Company (consistent with the provisions of Section 13(b) of the 2018 Plan) and as approved by the Committee.
(b)"Cause" means, as determined by the Company in its sole discretion, (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) the Participant's conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any violation of the Company's business conduct policy, (vi) any violation of the Company's policies concerning harassment or discrimination by the Participant, (vii) the Participant's conduct that causes harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, noncompetition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company. "Cause" shall be determined by the Company in its sole discretion, and such determination shall be final, binding, and conclusive on the Participant.
(c)"Change in Control" means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of Celanese (the "Outstanding Celanese Common Stock") or (B) the combined voting power of the then-outstanding voting securities of Celanese entitled to vote generally in the election of directors (the "Outstanding Celanese Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or
(ii)    individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by Celanese's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Celanese or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Celanese, or the acquisition of assets or stock of another entity by Celanese or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Celanese Common Stock and the Outstanding Celanese Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns Celanese or all or substantially all of Celanese's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Celanese Common Stock and the Outstanding Celanese Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    The implementation of a complete liquidation or dissolution of Celanese.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a "payment event" under Section 409A for such Award, Celanese will not be deemed to have undergone a Change in Control unless Celanese is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.
(d)"Disability" has the same meaning as "Disability" in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion, provided that in all events a "Disability" under this Agreement shall constitute a "disability" within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(e)"Operative Documents" means the 2018 Plan and this Agreement.
(f)"Peer Group" means, subject to the provisions below, entities included in the Dow Jones US Chemical Index as of December 31, 2025. This is a "closed group"; therefore, changes in the Peer Group during the period specified in the definition of Total Stockholder Return, shall be handled as follows:
(1)Closed Group: The composition of the Peer Group will be determined on the date specified above, and "frozen" as of that date; subsequent changes to the composition of the index will not change the Peer Group. Companies will not be market capitalization weighted.
(2)Multiple Class Companies: If a company in the Dow Jones US Chemical Index has more than one class of shares trading, only the "Class A" shares will be included in the Peer Group.
(3)    Acquisitions: If a company in the Peer Group is acquired during the Performance Period, such company is excluded from the Peer Group for purposes of the TSR calculation.
(4)    Spinoffs: The surviving parent entity will be retained in the Peer Group, by treating the value of the spinco as a reinvested dividend in parent stock.
(5)    Bankruptcy: If a company in the Peer Group files for bankruptcy protection or is otherwise insolvent during the Performance Period, such company shall remain in the Peer Group but shall be assigned the lowest possible ranking for TSR.
(6)    No Trading: If a company is in the Dow Jones US Chemical Index but is not trading as of December 31, 2025, then it will be excluded from the Peer Group. If a company in the Peer Group is otherwise no longer publicly traded on the last day of the Performance Period (other than as a result of an acquisition as described in clause (3) above), such company shall remain in the Peer Group but shall be assigned the lowest possible ranking for TSR.
(g)"Performance Period" means the three-year period from January 1, 2026 through December 31, 2028.
(h)"Qualifying Disposition" means a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, and determined by the Committee to be a Qualifying Disposition; provided, however, that no Change in Control shall be considered a Qualifying Disposition.

(i)"Relative Total Stockholder Return" or "Relative TSR" is assessed in comparison of the percentile rank in TSR to the Peer Group. The lowest ranked company will be the 0% rank, the middle ranked company will be the 50th percentile rank and the top ranked company will be the 100th percentile rank.
(j)"Retirement" of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both 55 years of age and has 10 years of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant's employment for Cause.
(k)"Return on Capital Employed" or "ROCE" means a measure used by Celanese's management to measure performance and is defined as Adjusted EBIT divided by capital employed, which is the beginning and end-of-year average of the sum of property, plant and equipment, net; trade working capital (calculated as trade receivables, net plus inventories less trade payables – third party and affiliates); goodwill; intangible assets, and investments in affiliates, adjusted to eliminate noncontrolling interests, and certain items as determined by the Company (consistent with the provisions of Section 13(b) of the 2018 Plan) and as approved by the Committee.
(l)"Settlement Date" means the date that Common Shares are delivered to the Participant following the Vesting Date.
(m)"Total Stockholder Return" or "TSR" measures the percent change in share price from the beginning of the Performance Period to the end of the Performance Period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. The beginning share price will be calculated as an average of 60 data points: the closing share price on December 31, 2025 and the closing share price for each of the 59 trading days preceding December 31, 2025. The ending share price will be calculated as an average of 60 data points: the closing share price on December 31, 2028 and the closing share price for each of the 59 trading days preceding December 31, 2028.
[signatures appear on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer.

CELANESE CORPORATION

By:	Scott A. Richardson
Chief Executive Officer and President

APPENDIX A
CALCULATION OF THE PERFORMANCE-BASED VESTING
Performance-Based Vesting Calculation
The Performance RSUs are subject to adjustment based on the achievement of specified levels of:
(i) the Company's ROCE during the Performance Period, weighted 100%.
In addition, the Performance RSUs will be subject to further adjustment based on Celanese's Relative TSR during the Performance Period.
Each metric will be calculated separately based on the targets set forth below. The results of each metric will determine the number of Performance RSUs earned for that metric. The total award will be the total number of Performance RSUs earned for the performance metric, with such result then subject to adjustment based on Celanese's Relative TSR during the Performance Period. The number of Performance RSUs determined after such adjustments (and subject further to the additional vesting requirements of Section 2(b) of the Agreement) are referred to as the "Performance-Adjusted RSUs." Fractional shares remaining after such adjustments will be rounded up to the nearest whole share. No fractional shares will be issued.

A. [Intentionally Omitted]

B. Calculation of Performance Adjustment based on the ROCE Results
The following table outlines the percentage of the Performance RSUs that may become earned based on ROCE performance during the Performance Period.

ROCE (100% weighting)	Result	Goal Achievement for Performance Period[1]	Performance Adjustment Percentage
	Below Threshold	Less than [●]%	0%
	Threshold	[●]%	50%
	Target	[●]% - [●]%	100%
	Superior	[●]% or more	200%
The Performance Adjustment Percentage for ROCE for the Performance Period shall be calculated by straight-line interpolation for results achieved between Threshold and the low end of the Target range, or for results achieved between the high end of the Target range and Superior. No Performance RSUs will be earned for the ROCE component for the Performance Period if Goal Achievement is Below Threshold.

1 To the extent not otherwise included as an adjustment to ROCE (as defined), if
(a) the historic financial statements of the Company for period(s) ending prior to the Performance Period are retrospectively recast in connection with a change in accounting principle or method adopted during the Performance Period,
(b) the Company effects a material acquisition, disposition, merger, spin-off or other similar transaction, or enters/exits a joint venture, affecting the Company or any subsidiary or any portion thereof, during the Performance Period,
(c) the Company suffers or incurs items of gain, loss or expense determined to be unusual in nature, or charges for restructurings, discontinued operations, or any other unusual or infrequent items, or any other event materially outside the scope of those anticipated in the Company's operating plans,
(d) there are changes in tax law or other such laws or provisions affecting reported results,
(e) the Company establishes accruals or reserves, or impairs assets, for reorganization or restructuring programs, and/or
(f) the Company incurs or is adversely affected by any other eventuality contemplated by the last sentence of Section 13(b) of the 2018 Plan, then in each such case where the amount is significant to the Company, the Committee shall, as determined appropriate in its sole discretion, adjust the performance goals or level of assessed performance, as described in this Appendix A to ensure that the Participant is not unfairly advantaged or disadvantaged by any of the events described in items (a)-(f).

C. Calculation of Relative TSR Modifier
The sum of the Performance RSUs earned for the Adjusted EPS component and the Performance RSUs earned for the ROCE component will be subject to further adjustment by multiplying such aggregate Performance RSUs earned by the "Modifier Percentage" determined based on Celanese's Relative TSR percentile ranking during the Performance Period in accordance with the following table.

Relative TSR Modifier	Relative TSR Percentile Achieved	Modifier Percentage
	< 25%	80%
	25% to 75%	100%
	> 75%	120%

D. Adjustments In Case of Certain Dispositions and Acquisitions
In the event of a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, if such transaction is determined by the Committee to constitute a "change in ownership or control" within the meaning of Section 280G of the Code (and regardless of whether such transaction also constitutes a "Change in Control" as defined in this Agreement) (e.g., a sale or other disposition of assets of the Company that have a gross fair market value equal to or more than one-third of the total gross fair market value of all assets of the Company immediately before such transaction), the Committee may, in addition to or in lieu of any permitted adjustments to the performance goals or performance provided above, in its discretion take any action as determined to be equitable to reflect the closing of the transaction, including, but not limited to: (i) adjust the performance vesting conditions in any manner, including substituting new or additional performance goals, over the remaining Performance Period, (ii) cease the measurement of performance as of the closing of the transaction and adjust the Award to a time-vesting Award over the remainder of the Performance Period (at target, based on actual or projected performance at the time of the transaction, or on any other basis as the Committee may determine), or (iii) accelerate the vesting of all or any portion of the Award.
In the event of an acquisition by the Company of one or more subsidiaries in a stock, asset, merger or other similar transaction or combination thereof (regardless of whether such transaction also constitutes a "Change in Control" as defined in this Agreement), the Committee may, in addition to or in lieu of any permitted or required adjustments to the performance goals or performance provided above, in its discretion take any action as determined to be equitable to reflect the closing of the transaction, including, but not limited to: (i) adjust the performance vesting conditions in any manner, including substituting new or additional performance goals, over the remaining Performance Period or (ii) cease the measurement of performance as of the closing of the transaction and adjust the Award to a time-vesting Award over the remainder of the Performance Period (at target, based on actual or projected performance at the time of the transaction, or on any other basis as the Committee may determine).